EXHIBIT 99.2

December 31, 2021	QUARTERLY REPORT

Dear Shareholder:

C&N delivered a strong fourth quarter performance and record net income for 2021 of $30.6 million.  These results were supported by our relationship-based business model and recent acquisitions, as well as the government’s response to COVID-19 and subsequent economic rebound.  The C&N Team was steadfast in its focus on our mission of “Creating Value Through Lifelong Relationships” during 2021, producing great results in a unique environment.  The last three months of 2021 remained volatile as the world continued to debate and react to the pandemic and its impact on the economy, public policy, and our culture.  Real GDP is estimated to have increased by 6%, fueled by robust consumer spending.   While this is good news, there are persistent supply chain, workforce, and inflation pressures affecting many individuals and businesses.  Cumulatively, these pressures have driven a modest increase in intermediate and long-term interest rates and more certainty that the Fed will act to raise short-term rates early in 2022.  Progress regarding COVID-19 that was evident early in the fourth quarter slipped a bit with the rapid spread of the Omicron variant beginning in December, creating renewed uncertainty about the course of the pandemic and public policy reaction.

Through all these challenges, C&N’s team members have been fully engaged to provide support, counsel, and solutions to the needs of our customers and communities. This consistency has positioned C&N as a dependable partner, resource, and trusted advisor for all that we serve, and underpins the persistency of our earnings and overall financial strength.  Themes for the quarter also remained consistent with prior periods as lending activity in all segments was solid, PPP forgiveness advanced, the wealth management business continued to grow, and the improved base of core deposits was sustained.  C&N’s excellent risk profile also carried on as credit metrics improved, and liquidity and capital levels remained outstanding.

Earnings for the fourth quarter of 2021 were $7.3 million, or $.46 per share compared to $6.8 million, or $.43 per share during the fourth quarter of 2020. After adjusting for merger-related expenses and loss on prepayment of borrowings, net income for the fourth quarter of 2020 was $8.2 million, or $.52 per share. Net interest income for the fourth quarter of $19.72 million was $39,000 lower than 2020 as average loans outstanding declined by $115.2 million, including a reduction in average PPP loans of $112.5 million, while average total deposits increased $87.6 million. The net interest margin was 3.65% for the quarter compared to 3.76% a year earlier. The ongoing low interest rate environment, and higher than normal average balance of lower-yielding deposits with the Federal Reserve and other banks, continue to put pressure on the net interest margin.

The provision for loan losses was $1,128,000 in the fourth quarter compared to $620,000 in the fourth quarter of 2020. In each of these quarters, the provision was impacted by increases in the collectively determined portion of the allowance due to loan growth, other than PPP. C&N’s credit metrics improved during 2021 as reflected in past due, non-performing loans, and troubled debt restructuring (TDR) balances. As of December 31, 2021, no loans remain in deferral status to support clients impacted by COVID-19.

Noninterest income for the fourth quarter of 2021 was $6.4 million, a decrease of $149,000 from the fourth quarter 2020 total. Increased revenue from wealth management, deposit service charges and interchange fees were more than offset by a reduction in net gains from sale of loans due to lower volumes.

Noninterest expenses of $16.0 million increased $243,000 during the fourth quarter 2021 compared to the fourth quarter 2020 total, excluding merger-related costs and loss on prepayment of borrowings. Information technology-related expenses and professional fees were the primary drivers of expense growth, while salaries and employee benefits costs declined as the costs of incentive compensation plans were adjusted at year-end.

Earnings for the year ended December 31, 2021 were $30.55 million, or $1.92 per share, compared to $19.22 million, or $1.30 per share in 2020. Excluding merger related expenses and loss on prepayment of borrowings, net income for 2020 would be $26.65 million, or $1.80 per share. The impact of the July 1, 2020 Covenant acquisition is evident in assessing performance in 2021 compared to 2020 including the growth in net interest income of $10.6 million and noninterest expenses of $6.9 million. In 2021, noninterest income was up $1.5 million from the total for 2020, reflecting revenues from wealth management activities, growth in loan servicing fees, and interchange revenue, while net gains from sales of mortgage loans declined. The provision for loan losses of $3.66 million for 2021 was $252,000 lower than the comparable amount for 2020 as charges related to specific loans were lower in the current year.

C&N amended its existing stock repurchase program to authorize the repurchase of up to 1,000,000 shares, or 6.25% of the issued and outstanding shares as of February 18, 2021. In the fourth quarter of 2021, 6,959 shares were repurchased at an average price of $24.97 per share.  Cumulatively through December 31, 2021, 299,059 shares have been repurchased for a total cost of $7,412,000 at an average price of $24.78 per share. Activating the repurchase program enables C&N to manage total capital and shares outstanding to support growth in return on equity and earnings per share which are ultimately key drivers of our stock price.

Shareholder value is also supported by C&N’s cash dividend.  Consistent with the third quarter payout, the Board declared a regular quarterly cash dividend of $.28 per share payable to shareholders of record on January 31, 2022, payable February 11, 2022. On an annualized basis, the dividend yield is 4.25% based on the December 31, 2021 market price of $26.12.

The accomplishments of the C&N team in 2021, amid a volatile environment, are commendable. With a number of exciting initiatives planned to build on this success in 2022 and beyond, we will continue to create value and deepen relationships with our customers, communities, and shareholders.

As always, we thank you for your support!

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	4TH	4TH
	QUARTER	QUARTER
	2021	2020
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$21,246	$21,859	$(613)	(2.80)%
Interest Expense	1,530	2,104	(574)	(27.28)%
Net Interest Income	19,716	19,755	(39)	(0.20)%
Provision for Loan Losses	1,128	620	508	81.94%
Net Interest Income After Provision for Loan Losses	18,588	19,135	(547)	(2.86)%
Noninterest Income	6,416	6,565	(149)	(2.27)%
Net (Losses) Gains on Available-for-sale Debt Securities	(1)	144	(145)	(100.69)%
Loss on Prepayment of Borrowings	0	1,636	(1,636)	(100.00)%
Merger-Related Expenses	0	182	(182)	(100.00)%
Other Noninterest Expenses	16,018	15,775	243	1.54%
Income Before Income Tax Provision	8,985	8,251	734	8.90%
Income Tax Provision	1,677	1,481	196	13.23%
Net Income	$7,308	$6,770	$538	7.95%
Net Income Attributable to Common Shares (1)	$7,256	$6,727	$529	7.86%
PER COMMON SHARE DATA:
Net Income - Basic	$0.46	$0.43	$0.03	6.98%
Net Income - Diluted	$0.46	$0.43	$0.03	6.98%
Dividend Per Share	$0.28	$0.27	$0.01	3.70%
Number of Shares Used in Computation - Basic	15,630,094	15,799,436
Number of Shares Used in Computation - Diluted	15,635,892	15,801,068

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	YEARS ENDED
	December 31,
	2021	2020
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$84,501	$77,160	$7,341	9.51%
Interest Expense	6,562	9,595	(3,033)	(31.61)%
Net Interest Income	77,939	67,565	10,374	15.35%
Provision for Loan Losses	3,661	3,913	(252)	(6.44)%
Net Interest Income After Provision for Loan Losses	74,278	63,652	10,626	16.69%
Noninterest Income	25,857	24,344	1,513	6.22%
Net Gains on Available-for-sale Debt Securities	24	169	(145)	(85.80)%
Loss on Prepayment of Borrowings	0	1,636	(1,636)	(100.00)%
Merger-Related Expenses	0	7,708	(7,708)	(100.00)%
Other Noninterest Expenses	62,472	55,609	6,863	12.34%
Income Before Income Tax Provision	37,687	23,212	14,475	62.36%
Income Tax Provision	7,133	3,990	3,143	78.77%
Net Income	$30,554	$19,222	$11,332	58.95%
Net Income Attributable to Common Shares (1)	$30,313	$19,106	$11,207	58.66%
PER COMMON SHARE DATA:
Net Income - Basic	$1.92	$1.30	$0.62	47.69%
Net Income - Diluted	$1.92	$1.30	$0.62	47.69%
Dividend Per Share	$1.11	$1.08	$0.03	2.78%
Number of Shares Used in Computation - Basic	15,765,639	14,743,386
Number of Shares Used in Computation - Diluted	15,771,955	14,747,048

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(Dollars In Thousands) (Unaudited)

	December 31,	December 31,
	2021	2020	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$104,948	$101,857	$3,091	3.03%
Available-for-sale Debt Securities	517,679	349,332	168,347	48.19%
Loans, Net	1,551,312	1,632,824	(81,512)	(4.99)%
Bank-Owned Life Insurance	30,670	30,096	574	1.91%
Bank Premises and Equipment, Net	20,683	21,526	(843)	(3.92)%
Intangible Assets	55,821	56,356	(535)	(0.95)%
Other Assets	46,535	47,109	(574)	(1.22)%
TOTAL ASSETS	$2,327,648	$2,239,100	$88,548	3.95%

LIABILITIES
Deposits	$1,925,060	$1,820,469	$104,591	5.75%
Borrowed Funds - Federal Home Loan Bank and Repurchase Agreements	29,845	74,630	(44,785)	(60.01)%
Senior Notes, Net	14,701	0	14,701%
Subordinated Debt, Net	33,009	16,553	16,456	99.41%
Other Liabilities	23,628	27,692	(4,064)	(14.68)%
TOTAL LIABILITIES	2,026,243	1,939,344	86,899	4.48%

STOCKHOLDERS' EQUITY
Common Stockholders' Equity, Excluding Accumulated
Other Comprehensive Income	296,379	287,961	8,418	2.92%
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-sale Debt Securities	4,809	11,676	(6,867)	(58.81)%
Defined Benefit Plans	217	119	98	82.35%
TOTAL STOCKHOLDERS' EQUITY	301,405	299,756	1,649	0.55%
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,327,648	$2,239,100	$88,548	3.95%